Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of Civitas Solutions, Inc. (formerly known as NMH Holdings, Inc.) and subsidiaries dated May 27, 2014 (September 2, 2014 as to the effect of the stock split discussed in Note 22), appearing in the Registration Statement on Form S-1, as amended (No. 333-196281) for the year ended September 30, 2013.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

September 16, 2014